Exhibit 10.1

FIRST AMENDMENT TO THE
ENERGIZER HOLDINGS, INC.
EXECUTIVE OFFICER BONUS PLAN

WHEREAS, effective July 1, 2015, Energizer Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”) adopted, with the approval of its Board of Directors (“Board”), the Energizer Holdings, Inc. Executive Officer Bonus Plan (“Plan”);

WHEREAS, the Plan was established to provide annual bonuses for certain executive employees of the Company;

WHEREAS, pursuant to Section 7.4 of the Plan, the Board reserved the right to amend the Plan for any reason; and

WHEREAS, the Board desires to amend the Plan to clarify treatment of payment of bonuses payable thereunder in the event of termination of employment of participants thereunder;

WHEREAS, the Board desires to amend the Plan to clarify the compensation taken into account for purposes of determining payouts under the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1. Effective for the Company’s fiscal year beginning October 1, 2017, Section 2.2 is deleted in its entirety and replaced with the following:
“2.2 “Base Salary” means as to any Plan Year, the Participant’s base salary paid for such Plan Year. Such salary shall be before (a) deductions for taxes or benefits, (b) deferrals of compensation pursuant to Company-sponsored plans, and (c) any lump sum payments made during the course of such Plan Year to retroactively reflect increases in base salary during the course of such Plan Year.”

2.Effective immediately, the last sentence of Section 3.3 of the Plan is deleted in its entirety and replaced with the following:

“Notwithstanding any contrary provision of the Plan or the terms of the Potential Award, (a) the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the terms of the Potential Award, (b) the Committee may not adjust upwards the amount of an Award nor may it waive the attainment of Performance Goals for the applicable Plan Year or Plan Years, and (c) if a Participant terminates employment with the Company for any reason (including as a result of retirement) prior to the end of a Plan Year (or series of Plan Years) for which a Potential Award has been established, such Participant shall not be entitled to payout with respect to such Potential Award. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant an Award that provides for pro-rata payout of an award upon a Participant’s retirement or involuntary termination of employment, provided that any such Award would pay out only upon the attainment of Performance Goals for the Plan Year (or Plan Years) for such Award and would pay out at the same time such Award was originally scheduled to pay out.”

IN WITNESS WHEREOF, this Amendment is executed as of May 1, 2017.

ENERGIZER HOLDINGS, INC.

By: /s/ Benjamin Angelette

Benjamin Angelette
Deputy General Counsel & Corporate
Secretary